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                                                                   EXHIBIT 10.13

                   FIBER OPTIC CABLE ON FREEWAYS IN MISSOURI

     This Agreement is entered into by the Missouri Highway and Transportation Commission (hereinafter the "MHTC") and Digital Teleport, Inc., (hereinafter the "Fiber Optic Contractor", or "FOC").

     WITNESSETH:

     WHEREAS, the Intermodal Surface Transportation Efficiency Act of 1991, P.L. 102-240, 105 Stat. 1914-2207 (ISTEA), enacted at Section 1034 established requirements for highway management and traffic monitoring systems in 42 U.S.C.
Section 303; and

     WHEREAS, pursuant to ISTEA and 42 U.S.C. Section 303, the Federal Highway Administration (FHWA) has adopted 23 CFR Parts 500 and 626, which govern such highway traffic management and monitoring systems, with sanctions on those states which fail to comply with its program mandates; and

     WHEREAS, at ISTEA Title Vl, Part B, Congress enacted the Intelligent Vehicle Highway Systems Act of 1991, calling for the widespread implementation of intelligent vehicle-highway systems to enhance the capacity, efficiency, and safety of the Federal-aid highway system and to serve as an alternative to additional physical capacity of the Federal-aid highway system; and

     WHEREAS, within the presently available technology, the development and installation of a dedicated fiber optic cable system at or in close proximity to the Federal-aid highway system is desirable or necessary in order to achieve the mandates of these federal laws and regulations; and

     WHEREAS, on February 1, 1994, the FHWA approved the request of the Missouri Highway and Transportation Department (MHTD) for an exception to its utility accommodation policy on freeways, to allow longitudinal installation of fiber optic cables within the freeway right-of-way, provided that this exception does not compromise other provisions of MHTD's utility policy, including the prohibition of maintenance access from the freeway roadway; and

     WHEREAS, the parties hereto desire to enter into an agreement, under which the FOC installs and maintains a buried fiber optic cable system on the mainline freeway system in Missouri, pursuant to a three phase plan to include the St. Louis metropolitan area, the Kansas City metropolitan area, and certain rural areas of Missouri, a portion of which system is reserved for the use of the MHTD and MHTC to aid in complying with these federal legal mandates.

     NOW, THEREFORE, in consideration of these mutual covenants, promises and representations, the parties agree as follows:


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     (1) DEFINITIONS:

            (A) Airspace: That space located above, at, or below an MHTC highway's established gradeline, lying within the approved right-of-way limits.

            (B)  Boring:  Drilling or pushing under roadway.

            (C)  Collapsed Ring:  Redundant fibers within the same cable.

            (D)  Conduit:  Rigid pipe used to house cable.

            (E) Crossroads: Any public road or street that crosses over or under freeways.

            (F) Distribution Nodes: A point where lines of the same speed or different speed are brought together to create a line of greater speed in the digital hierarchy.

            (G)  DS-1:  Circuit that runs at 1.54 megabits/second.

            (H)  Exhibit A:  Three Phase Construction Plan

                 Exhibit B: Fiber Optic Terminal Equipment location and Schedules for Three Phases

     Exhibit C:  Technical Interface Design

            (I) Existing Structures: Bridges, walls, overpasses, etc., that are currently in place or which might be constructed in the future.

            (J) Fiber Optic Cable Corridor: The three-dimensional area above, below, and at ground level, within the metes and bounds description of MHTC's airspace.

            (K) Fiber Optic Cable System: The fiber optic cable system consists of all fiber optic cable, conduits, splices, buildings and enclosures, manholes and hand holes and optical termination equipment to provide DSI's, OC-3 and OC-12 circuit capacity.

            (L) Highway Purpose: To maintain and operate the state highway system in Missouri and not for commercial use or resale.

            (M) Interchanges: Any point that has ramps or roadways that access or exit the through lanes on the freeway where FOC will locate all fiber optic cable corridor components as described in the definition of Fiber Optic Cable Corridor.

            (N)  Kansas City Freeway System:  As shown on Exhibits A and B.

            (O) Mainline Freeway System: Through lanes of a roadway that are divided and accessible only at interchanges.


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            (P)  Multiplexor Nodes: A point where lines of the same speed or different speeds are brought together to create a line of greater speed in the digital hierarchy.

            (Q)  OC-3:  A circuit that runs at 155.52 mb/s.

            (R)  OC-12:  A circuit that runs at 622.08 mb/s.

            (S) Off Hour Services: Services performed after 5:00 p.m. and before 8:00 a.m. or on weekends or holidays.

            (T) Point of Demarcation: Electronic interface apparatus wherein FOC provides MHTC connections to DS1's, OC3's and OC12's as required in the Agreement.

            (U)  Rural Freeway System:  As shown on Exhibit A and B.

            (V) Schedule of Construction: The FOC will provide the network to MHTC in three construction phases. Phase One is the St. Louis metropolitan area, Phase Two is the Kansas City metropolitan area, and Phase Three is the Federal Rural Limited Access Interstate as described in Exhibit A. All phases include the full installation and completion of all fiber optic cable and electronic terminal equipment. Phase Three will initially include fiber optic cable to all interchange locations. In Phase Three, the FOC will locate fiber optic cable terminal equipment at the locations set forth in Exhibit B.

            (W) Self-healing Loop Configuration: If service is lost from one direction, it will automatically be restored from another direction.

            (X) Sonet: Synchronous Optical Network is a set of domestic phone company optical standards for fiber optic interfacing rates and band widths.

            (Y)  St. Louis Freeway System:  As shown in Exhibits A and B.

            (Z) Through-pavement: Pavement that goes from one interchange to another.

            (AA) Unconduited:  Cable not placed in conduit.

            (BB) Urban Area of St. Louis: As shown on map as part of Exhibit B.


     (2) PURPOSE: This Agreement establishes the respective responsibilities of MHTC and the FOC for the purpose of installing and maintaining a buried fiber optic cable corridor along the mainline freeway system (existing and future) in Missouri pursuant to the three-phase plan set forth in Exhibit A.


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     (3) CONTRACT PERIOD:  The initial contract period shall be for forty (40)
years. The contract shall not bind nor purport to bind MHTC or the FOC for any contractual commitment in excess of the original contract period. MHTC and FOC shall have the right, at their option, to renew the contract at twenty (20) year intervals thereafter. In the event the parties exercise this right, all terms, conditions and provisions of the original contract shall remain the same and apply during the renewal period. In the event MHTC and FOC exercise this right, all terms, conditions and provisions of the original contract shall remain the same and apply during the renewal period, unless otherwise mutually agreed to by the parties or their successors.

     (4) CONTRACT CONSIDERATION: In exchange for granting to FOC an exclusive easement in the fiber optic cable corridor, and in additional consideration of the exclusive right to construct and operate the fiber optic cable system in the fiber optic cable corridor, FOC will provide MHTC with six (6) dedicated and lighted fiber optic strands in the statewide system and the necessary connections thereto set forth in Exhibit B, and will maintain them in good operating condition.

     (5) EXCLUSIVE EASEMENT: The exclusive easement granted to FOC by this Agreement shall be located within MHTC's airspace but outside of the utility corridor. It shall be broad enough to accommodate the fiber optic cable system and its maintenance, and shall be located as specified by MHTC's representative. The fiber optic cable corridor easement shall be exclusive only as to other fiber optic cable systems or communications systems. An exception is that another firm's fiber optic cable may cross the easement at approximately a right angle, with the mutual consent as to location by MHTC and FOC. The existence of the easement may be recorded by the FOC at its sole option and expense. The location of the easement shall be movable at MHTC's sole discretion within MHTC's airspace, provided that MHTC shall bear the cost of any relocation of the fiber optic cable corridor which it requires of the FOC after the fiber optic cable system is installed. The FOC shall have the option to locate any part of the fiber optic cable system within MHTC's utility corridor, but the use of that corridor shall not be exclusive. This easement is terminable by MHTC or its successor at its sole discretion at the conclusion of this Agreement and any option period exercised. Nothing in this provision or Agreement shall limit MHTC's authority to install its own independent fiber optic cable within MHTC airspace for highway purposes, if MHTC elects to do so.

     (6) CONTRACT DOCUMENTS: This Agreement between MHTC and the FOC incorporates and merges the terms of: (1) the Request for Proposal (hereinafter "RFP"), and any amendments thereto; and (2) the FOC's proposal submitted in response to the RFP.

     (7) EASEMENT GRANT AND CONSTRUCTION GUIDELINES:

         (A) MHTC, by this Agreement grants to FOC an exclusive easement as that term is defined in paragraph (5), for the purposes of constructing and operating the fiber optic cable system within the defined fiber optic cable corridor.

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         (B)  No other fiber optic cable will be permitted in the fiber optic cable corridor (or on the mainline freeway system outside any MHTC utility corridor unless a variance exists or is granted) as long as this fiber optic cable system is maintained under this Agreement. However, this provision shall not prohibit another firm's fiber optic cable from crossing the fiber optic cable corridor at approximately a right angle, at a location to be mutually agreed by MHTC and FOC. No new variance shall be granted to place fiber optic cable for more than 1000 yards within MHTC's right-of-way at any one location. Any variance of a greater distance will be done only with the approval of FOC.

         (C)  The fiber optic cable is to be buried twenty (20) feet to thirty
              (30) feet from the edge of the through-pavement, where possible, on MHTC right-of-way. Where that is not possible, due to structures, bridges, walls, lack of right-of-way, etc., installation shall be as mutually agreed between MHTC and the FOC. Where possible, the cable should be placed in existing conduit on bridge structures or conduit added by the FOC.

         (D) Distribution nodes and their associated power needs will be allowed only at interchanges or crossroads, where a service vehicle of the FOC will be off the paved roadway.

         (E) Boring will be required under any pavement, including roadways and ramps, in conduit. Crossing of the freeway may be at existing structures where possible, as determined by MHTC.

         (F) The location of all facilities constructed within the fiber optic cable corridor or on MHTC right-of-way shall be approved by MHTC. Standard utility permits will be issued covering all the installations. Any and all such permits or approvals shall be issued by MHTC's District Engineer for the district of installation. All plans for the installation of the fiber optic cable system shall be submitted to MHTC's district engineer for approval at least 30 days prior to the desired date of excavation or trenching for installation. Attachment to any structure should be submitted 60 days prior to installation.

         (G) With the exceptions noted in this Agreement, the work shall be accomplished in accordance with the existing permit policies and regulations in the Missouri Highway and Transportation Commission's Revised Rule 7 CSR 10-3.010 Location and Re-Location of Utilities on State Highways.

     (8)  TERMS AND CONDITIONS:

          (A) MHTC's use of the fiber optic cable corridor will be for highway purposes. MHTC shall have access nodes at each interchange along the freeway system set forth in Exhibit B. MHTC shall have dedicated six (6) fibers for the provision of service in a self-healing loop configuration of a collapsed ring.


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         (B)  The FOC shall own and operate the fiber optic cable system and retain all the revenues derived from it. If MHTC transfers or relinquishes ownership rights in any property on which the fiber optic cable system is located while this or a successive contract exists, MHTC shall preserve the FOC's easement and other rights under this Agreement. This includes, but is not limited to, the continuity of self-healing loops.

     (9) FOC'S FAILURE TO PERFORM:

         (A) If the FOC fails to either complete the installation of its system as bid or to provide the service as bid on a regular and uninterrupted basis, in accordance with its timetable as bid, the FOC will be liable to MHTC for all resulting damages allowed by law which its breach has caused MHTC and the traveling public. These damages shall include but are not limited to: delay and impact costs, public inconvenience, and expenses of any kind resulting from the failure of the system to be in place and fully functional, and all MHTC costs to remedy the breach, including self-help or hiring a replacement firm to complete the work.

         (B) Force Majeure: If the following events occur, MHTC or the FOC shall be given an adequate time to remedy the situation unless performance becomes impossible or impractical by an act of God, war, riot, fire, explosion, accident, flood, sabotage, inclement weather, governmental laws, regulations, strikes, lockouts or injunctions or any other cause beyond the reasonable control of such party, subject to the following. These conditions do not constitute grounds for avoidance of the contract, but merely excusable delay. A condition, however, will not be excusable if it does not directly affect performance under the terms of the contract.

              1. The party invoking this provision shall immediately notify the other party verbally and promptly thereafter in writing of the cause for the delay, restriction or limitation of its ability to perform, together with an estimate of the extent to which its performance has been and will be delayed.

              2. Should a "Force Majeure" delay the performance of this Agreement for a period in excess of thirty (30) days, the party delayed from performing shall on or before the 1st and 15th day of each calendar month thereafter notify the other party of its best estimate of the length of time that "Force Majeure" will remain in effect and, notwithstanding any provision herein to the contrary, the other party may take such reasonable actions as will mitigate any damages.


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     (10) EQUIPMENT TO BE PROVIDED BY THE FIBER OPTIC CONTRACTOR:

          (A) General Description: The FOC will construct the network in the three phases as set forth in Exhibit A. This construction will result in the installation of all fiber optic cables on the routes and detailed per FOC route maps set forth in Exhibit B.

          (B)  Equipment to be Provided:

               FIBER OPTIC TERMINAL EQUIPMENT

               The FOC will furnish and install Northern Telecom fiber optic terminal equipment, or its equivalent. The equipment the FOC provides for MHTC will be updated at any time the FOC updates any portion of the fiber optic cable system on MHTC right-of-way.

               FIBER OPTIC CABLE

               The FOC will furnish single mode fiber optic cable that meets necessary "fiber optic link-loss" budgets for the specific path/distance application. Fiber optic cable will contain "Corning" standard quality glass or the equivalent.

          (C)  Graphic Outline Displaying Technical Interface Between
               Components: the FOC design of technical interface set forth in Exhibit C.

     (11) INSTALLATION:  [TIMETABLE FOR COMPLETION OF EACH PHASE]

          (A)  St. Louis Metropolitan Area (*)

          (B)  Kansas City Metropolitan Area (*)

          (C)  Rural Interstate (*)

          (*) The FOC's timetable for the completion of Phases 1, 2 and 3 is set forth in Exhibits A and B.

     (12) MAINTENANCE

          (A)  General Maintenance:

               1. General Maintenance. General maintenance will be the same for all three phases and associated service areas. FOC technicians will be responsible for the maintenance of the network.

               2. Preventive Maintenance. Preventive maintenance programs will be provided to maintain all equipment in accordance with the manufacturer's specifications. This will further ensure that all equipment is maintained to the manufacturer's specified tolerances and qualities.


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               3.   Warranties and liabilities.  The FOC will be responsible for all warranties and liabilities for service and performance to ensure satisfactory network performance to points of demarcation.

               4.   Distribution of Duties Among the FOC and Subcontractors:
                    The FOC will have the ultimate responsibility to MHTC for all aspects of the network installation and operation, including those aspects the FOC subcontracts to other firms.

               5. Service. Service will be provided seven (7) days a week, twenty-four (24) hours a day.

                    (a) The primary service locations, in accordance with the installation and completion of FOC three construction phases shall be located in St. Louis, Jefferson City and Kansas City.

                    (b) A minimum of two (2) service representatives located at the three primary locations will be certified by the FOC on the equipment to be serviced.

                    (c) The following is how the FOC will respond to off-hours requests for service on holidays, weekends and vacations: Twenty-four (24) hours a day, seven (7) days a week.

                    (d) The following procedures for the FOC's service representatives staffing shall apply during vacation and holidays. A minimum of two service technicians will be on immediate call.

                    (e) The following procedures shall apply to FOC's service personnel during normal working hours and on weekends: a minimum of two (2) technicians during normal working hours available in each of the three (3) primary areas and available for call after hours and on weekends.

                    (f) The guaranteed response time following notification is two (2) hours for a major or minor outage. Response time is determined when a qualified technician, certified on the FOC furnished equipment, is on-site or the problem is corrected.

                    (g) Moves, additions and changes, and other service calls shall be completed within 48 hours after a request for normal service. Any special work will be completed within other time frames, to be agreed upon by MHTC and FOC.


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     (13) STATE AND FEDERAL REGULATIONS:  The FOC agrees to abide by all federal and state regulations which pertain to the subject matter of this Agreement and shall maintain and/or obtain any necessary certifications, licenses, or governmental approval and file any required reports, tariffs, or notices needed to effectuate the terms of this Agreement.

     (14) RIGHTS GRANTED: This Agreement grants the FOC an easement within the fiber optic cable corridor in return for the consideration set forth in paragraph 4. This easement may be terminated by MHTC at MHTC's option upon the occurrence of any of the following events: (1) material failure to provide fiber optic cable service to MHTC in accord with the terms of this Agreement between MHTC and the FOC, including but not limited to the failure to develop or maintain in good repair the fiber optic cable system and any related equipment owned or operated by the FOC; (2) a breach or default by the FOC of any provision of this Agreement; (3) the termination of this Agreement or any option period exercised; and (4) the bankruptcy or insolvency of the FOC.

     (15) RIGHT TO CURE: In the event that MHTC determines that FOC is in violation of any of its obligations under this Agreement or should any event occur which would give MHTC the right to terminate this Agreement including, but not limited to the provisions of paragraph (14), MHTC shall notify FOC of said violation in writing, after which, notwithstanding anything else herein to the contrary, FOC shall have a period of ninety (90) days from the date of such notice to cure such violation. This ninety (90) day period may be extended upon the agreement of the parties.

     (16) FOC PREFERENCE: As in the case of highway expansion which conflicts with the location of existing utilities, if:

          (A) The FOC desires the fiber optic cable corridor to be placed in a location in MHTC's airspace which is already occupied by MHTC utility corridor, or another utility is occupying that location by permit or variance; and

          (B) The fiber optic cable corridor cannot be located in a feasible or prudent manner elsewhere in MHTC's airspace in that vicinity;

then, MHTC shall have the option to either acquire additional right-of-way in which to place the fiber optic cable corridor in a manner acceptable to the FOC, or MHTC shall remove and relocate the other utility or utility corridor at its sole expense, so that the FOC may place its fiber optic cable system in that corridor, as necessary.

     (17) SALE OR ASSIGNMENT: FOC reserves the right to sell or assign, at any time, any or all of its rights under this Agreement, or any of FOC's assets under this Agreement to any entity which shall agree, in writing, to abide by the terms of this Agreement and to take over each and every obligation of the FOC set out herein. FOC shall provide written notice to MHTC of any such sale or assignment and provide MHTC the written assignee's agreement to abide by the terms of this Agreement and to undertake the obligations of the FOC no later than thirty (30) days prior to the effective date of any such sale or assignment.

     (18) TERMINATION OF THE AGREEMENT: When this Agreement and the rights it conveys is terminated, the FOC shall have the option to:

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          (A)  Remove all fiber optic cable and related appurtenances from
               MHTC's property at the FOC's own cost and repair all damages to MHTC's property which result. The FOC shall have one-hundred and eighty (180) days from the termination of this Agreement to complete that work. The FOC shall not block or materially delay, impede or interrupt traffic to effect the removal of its property and shall not take any action which creates a dangerous condition of public property or which would endanger any pedestrian or occupant of a motor vehicle. If the FOC elects this option, the FOC must remove all hazardous or regulated wastes it generates or is responsible for (directly or indirectly) from MHTC property and must restore MHTC property to at least the condition it was in before it was awarded this Agreement, in accord with all federal, state and local environmental laws, regulations and ordinances.

          (B) Sell the fiber optic cable system and the FOC's owned equipment and fixtures pertinent to the system on MHTC property to MHTC, or any portion thereof which is acceptable to MHTC, at a price to be mutually agreed upon.

          (C) Sell the fiber optic cable system and the FOC's owned equipment and fixtures pertinent to the system on the MHTC property to a successor provider of fiber optic cable services to MHTC, or sell any portion thereof to a successor provider which is acceptable to MHTC.

          (D) Abandon the entire fiber optic cable system on MHTC's property, or any portion thereof, in a written notice to MHTC, in which instance that portion of the fiber optic cable system becomes the sole and exclusive property of MHTC; except, however, the FOC may not abandon any items or equipment which may contain or create hazardous or regulated wastes or materials without prior notice to MHTC of the description and location of those materials. MHTC may refuse to accept the abandonment of all or any portion of the fiber optic cable system tendered by the FOC until any hazardous or regulated wastes or materials have been removed in accord with all applicable laws. In any event, the FOC remains liable for the remediation and full restoration of any damaged real or personal property and for injuries or death resulting from the presence of any hazardous or regulated wastes or materials on or adjacent to MHTC's property, which wastes or materials are or were owned, placed or operated by the FOC.

     (19) APPLICABLE STATE LAWS AND ENCUMBRANCES: At no time during this Agreement or any renewal period thereto shall the FOC place, install or deposit any hazardous waste or hazardous substance in the MHTC airspace. This does not include, however, those hazardous substances which are lawfully and properly contained within the FOC's equipment or structures. If the FOC causes, allows or permits a spill of a hazardous waste or substance within MHTC airspace, or on property immediately adjacent thereto, then the FOC shall remain solely liable.

          (A) Conflict of Interest: No official or employee of MHTC or its governing body and no other public official of MHTC who exercises any functions or responsibilities in the review or approval of the undertaking or carrying out of the project covered by this Agreement shall voluntarily acquire any personal interest, directly or indirectly, in the Agreement or the proposed Agreement. The FOC covenants that it presently has no interest and shall not acquire any


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               interest, directly or indirectly, which will conflict in any manner or degree with the performance of the services hereunder. The FOC further covenants that no person having any such known interest shall be employed or conveyed an interest, directly or indirectly, in the contract.

          (B) Title: Title to any leased and/or lease-purchased equipment required by the Agreement shall be held by and vested in the FOC. MHTC shall not be liable in the event of loss, incident, destruction, theft, damage, etc., for the leased equipment, including but not limited to devices, wires, software, technical literature, etc. It shall be the FOC's sole responsibility to obtain insurance coverage for such loss in the amount the FOC deems appropriate.

          (C) Liability Insurance: The FOC shall obtain sufficient liability insurance to protect itself and MHTC from tort liability due to the construction, installation, operation, maintenance and repair of the fiber optic cable system on MHTC's right-of-way. At a minimum, the FOC shall obtain the following insurance coverage:

               1. The FOC shall obtain commercial general liability insurance, having minimum liability limits of one million dollars for each bodily injury or property damage occurrence, combined single limit, one million dollars aggregate; and one million dollars product/completed operations aggregate. Each such policy shall be endorsed so as to cover liability arising from underground property damage.

               2. The FOC shall obtain commercial automobile liability insurance for all vehicles owned or used by the FOC in any phase of the construction, installation, operation, maintenance and repair of the fiber optic cable system on MHTC's right-of-way. The minimum limits of liability of such insurance shall be one million dollars combined single limit.

          (D) Workers Compensation: Workers compensation insurance shall be maintained at all times by the FOC in amounts sufficient to comply with all the obligations of the FOC under the laws of the State of Missouri relating to workers compensation.

          (E) Subcontractors: The FOC shall be responsible to see that its subcontractors possess at least the same minimum extent of liability insurance at such times that they are constructing, installing, operating, maintaining or repairing any portion of the fiber optic cable system on MHTC's right-of-way.

          (F) Proof of Insurance: The FOC shall provide proof of insurance to MHTC within seven (7) business days upon receipt of a written request for same from an authorized representative of MHTC. The FOC shall also provide proof of insurance to MHTC of any subcontractor, or require that subcontractor to do so, within seven (7) business days upon receipt of a written request for that subcontractor's insurance status from an authorized representative of MHTC.


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     (20) LIABILITIES, RIGHTS AND REMEDIES:  The FOC agrees that MHTC shall not be responsible for any liability incurred by the FOC or its employees arising out of the ownership, selection, possession, leasing, renting, operation, control, use, maintenance, delivery, return and/or installation of equipment provided by the FOC except as otherwise provided in this Agreement. No provision in this Agreement shall be construed expressly or implied as a waiver by MHTC of any existing or future right and/or remedy available by law in the event of any claim made by, or default in or breach of contract of the FOC. Notwithstanding the above, the FOC shall not be liable for any damages incurred by MHTC or its subordinate department and employees, due to causes beyond the reasonable control of the FOC, attributable to any service, products or actions of any person other than the FOC, its employees, subcontractors and agents.

     (21) FOC'S LIABILITY FOR NEGLIGENT ACTS OR OMISSIONS: The FOC shall be responsible for any and all injury or damage as a result of any negligent acts or omissions in the services rendered under the terms and conditions of this Agreement. In addition to the liability imposed upon the FOC on account of personal injury, bodily injury (including death) or property damage suffered as a result of the FOC's negligence, the FOC assumes the obligation to save harmless MHTC including its employees and assigns from every expense, liability or cost arising out of such negligent act or omission. The FOC also agrees to hold harmless MHTC, its employees and assigns for any negligent act or omission committed by any subcontractor or other person employed by or under the supervision of the FOC under the terms of this Agreement.

     (22) MHTC'S LIABILITY TO THE FIBER OPTIC CONTRACTOR: MHTC will reimburse the FOC for all actual repair costs if the MHTC personnel or any other contractor or subcontractor to MHTC damages or destroys any part of the fiber optic cable system or equipment installed by the FOC. However, MHTC, its employees, agents and assigns will not be liable for lost revenues or any other types of incidental or consequential damages sustained by the FOC as a result of an inadvertent or unintentional cable cut or other loss of signal transmission. This provision does not limit the scope of liability of an MHTC highway construction contractor or subcontractor to the FOC for actionable negligence in the construction, reconstruction, repair or maintenance of a state highway or other state transportation facility.

     (23) PERFORMANCE AND PAYMENT BOND: The FOC must furnish and attach to this Agreement, a performance and payment bond on the form provided by MHTC without deviations, omissions or additions, in at least the penal sum of Two Hundred Fifty Thousand Dollars ($250,000.00). This bond shall be issued and executed by a surety or sureties acceptable to MHTC, to ensure the proper and prompt completion of the work in accordance with the provisions of this contract, and to ensure payment for all labor performed and materials installed, consumed or used in the work. The bond, if executed by a surety which is a corporation organized in a state other than Missouri, shall be signed by an agent or broker licensed by the Director of the Missouri Department of Insurance. The bond shall remain in full force and effect until the entire fiber optic cable system, and all related equipment and materials are fully installed and operational, in accordance with the terms of this contract. At such time, and upon production of satisfactory documentation by the FOC that it has paid in full the costs of all labor performed and materials installed, consumed or used in the fiber optic cable system, the FOC may apply to MHTC to substitute another bond having the penal sum of not less than Fifty Thousand Dollars ($50,000), to ensure the continued maintenance and performance of that system for the remaining term of this Agreement in accord with its provisions, and the payment for all labor performed and materials installed, consumed or used in that phase of the contract work. The initial bond shall remain in effect for the purpose of satisfying those valid project claims against the FOC for work, materials or obligations performed or incurred prior to the date a valid substitute bond was accepted by MHTC. In any event, the original or a valid substitute bond shall remain in full force and effect at all times, without a break in coverage, for the initial period and all renewal periods of this Agreement. No initial or substitute performance and payment surety bond shall be cancelled except prospectively, and with at least thirty (30) days' advance notice in writing to MHTC and the FOC. Prior to such effective date of cancellation of the performance and payment bond, the FOC must obtain and submit to MHTC a valid substitute bond meeting all terms of this Agreement.

     (24) AMENDMENTS: No modification of any provision of the Agreement shall be made or construed to have been made unless such modification is mutually agreed to in writing by the FOC and MHTC and incorporated in a written amendment to the Agreement and approved by MHTC prior to the effective date of such modification.

     (25) COMMUNICATIONS AND NOTICES: Any notices required or permitted to be delivered under this Agreement shall be in writing and shall be deemed to be delivered on the earliest to occur of (a) actual receipt; or (b) three (3) business days after having been deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested; or (c) one (1) business day after having been deposited with a reputable overnight express mail service that provides tracking and proof of receipt of items mailed. All notices shall be addressed to MHTC or the FOC, as the case may be, at the address or addresses set forth below, or such other addresses as the parties may designate in a notice similarly sent:

     If to MHTC, address to:

           Missouri Highway and Transportation Commission
           Capitol Avenue and Jefferson Street
           P.O. Box 270
           Jefferson City, Missouri 65102
           Attn:  Division Engineer, Maintenance and Traffic

     and if to the Fiber Optic Contractor:

           Digital Teleport, Inc.
           11111 Dorsett Road
           St. Louis, Missouri 63043
           Attn:  Richard D. Weinstein, President

     (26) VENUE: No action may be brought by either party hereto concerning any matter, thing or dispute arising out of or relating to the terms, performance, nonperformance or otherwise of this Agreement except in the Circuit Court of Cole County, Missouri. The parties agree that this Agreement is entered into at Jefferson City, Missouri, and substantial elements of its performance will take place or be delivered at Jefferson City, Missouri, for which the FOC consents to venue of any action against it in Cole County, Missouri. The FOC shall cause this provision to be incorporated in all of its contracts with subcontractors for this fiber optic cable system, to be binding upon all subcontractors of the FOC in the performance of this Agreement.

     (27) WAGE LAWS: The FOC and its subcontractors shall pay the prevailing hourly rate of wages for each craft or type of workmen required to execute this project work as determined by the Department of Labor and Industrial Relations of Missouri, and they shall further comply in every respect with the minimum wage laws of Missouri and the United States. Federal wage rates under the Davis-Bacon or other federal acts apply to and govern this Agreement also for such work which is performed at the jobsite, in accord with 29 CFR Part 5. Thus, this Agreement is subject to the "Work Hours Act of 1962", Public Law 87-581, 76 Stat. 357, as amended, and its implementing regulations. The FOC shall take those acts which may be required to fully inform itself of the terms of, and to comply with, state and federal labor and wage laws applicable to this Agreement.

     (28) NONDISCRIMINATION ASSURANCE: With regard to work under this Agreement, the FOC agrees as follows:

          (A) Civil Rights Statutes: The FOC shall comply with all state and federal statutes relating to nondiscrimination, including but not limited to Title VI and Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. 2000d and 2000e), as well as any applicable titles of the Americans with Disabilities Act. In addition, if the FOC is providing services or operating programs on behalf of the Department or Commission, it shall comply with all applicable provisions of Title II of the Americans with Disabilities Act.

          (B) Executive Order: The FOC shall comply with all the provisions of Executive Order 94-03, issued by the Honorable Mel Carnahan, Governor of Missouri, on the fourteenth (14th) day of January 1994, promulgating a Code of Fair Practices in regard to nondiscrimination, which is incorporated herein by reference and made a part of this Agreement. This Executive Order prohibits discriminatory practices by the state, the FOC or its subcontractors based on race, color, religion, national origin, sex, age, disability or veteran status.

          (C) Nondiscrimination: The FOC shall not discriminate on grounds of the race, color, religion, creed, sex, disability, national origin, age or ancestry of any individual in the selection and retention of subcontractors, including procurement of materials and leases of equipment. The FOC shall not partcipate either directly or indirectly in the discrimination prohibited by 49 CFR Subtitle A, Part 21, Section 21.5, including employment practices.

          (D) Solicitations for Subcontracts, Including Procurements of Material and Equipment: These assurances concerning nondiscrimination also apply to subcontractors and suppliers of the FOC. In all solicitations either by competitive bidding or negotiation made by the FOC for work to be performed under a subcontract including procurement of materials or equipment, each potential subcontractor or supplier shall be notified by the FOC of the requirements of this Agreement relative to nondiscrimination on grounds of the race, color, religion, creed, sex, disability or national origin, age or ancestry of any individual.

          (E) Information and Reports: The FOC shall provide all information and reports required by the Agreement, or orders and instructions issued pursuant thereto, and will permit access to its books, records, accounts, other sources of information, and its facilities as may determined by MHTC or the U.S. Department of Transportation to be necessary to ascertain compliance with other contracts, orders and instructions. Where any information required of FOC is in the exclusive possession of another who fails or refuses to furnish this information, the FOC shall so certify to MHTC or the U.S. Department of Transportation as appropriate, and shall set forth what efforts it has made to obtain the information.

          (F) Sanctions for Noncompliance: In the event the FOC fails to comply with the nondiscrimination provisions of this Agreement, MHTC shall impose such contract sanctions as it or the U.S. Department of Transportation may determine to be appropriate, including but not limited to:

               1. Withholding of payments to the FOC under the Agreement until the FOC complies; and/or

               2. Cancellation, termination or suspension of the Agreement, in whole or in part, or both.

     (29) COMMISSION REPRESENTATIVE: MHTC's Division Engineer for Maintenance and Traffic is designated as MHTC's representative for the purpose of administering the provisions of this Agreement. The Division Engineer for Maintenance and Traffic may designate additional representatives, generally or for specific purposes, as deemed appropriate by MHTC.

     (30) FIBER OPTIC CONTRACTOR'S REPRESENTATIVE: Richard D. Weinstein, Digital Teleport, Inc.'s President, is designated as the FOC's representative for the purpose of administering the provisions of this Agreement.

     (31) LAW OF MISSOURI TO GOVERN: The Agreement shall be construed according to the laws of the state of Missouri. The FOC shall comply with all local, state and federal laws and regulations relating to the performance of the Agreement.

     (32) CONFIDENTIALITY: Neither the FOC nor MHTC shall disclose to third parties confidential factual matter provided by either party, except as may be required by federal or state statutes or regulations by court order, or as authorized by the provider of that confidential information. Either party shall notify the other immediately of any request for such information.

     (33) NONSOLICITATION: The FOC warrants that it has not employed or retained any company or person, other than a bona fide employee working for the FOC, to solicit or secure this Agreement, and that it has not paid or agreed to pay any company or person, other than a bona fide employee, any fee, commission, percentage, brokerage fee, gifts, or any other consideration, contingent upon or resulting from the award or making of this Agreement. For breach or violation of this warranty, MHTC shall have the right to terminate this Agreement without liability, or in its discretion, to deduct from the Agreement price or consideration, or otherwise recover, the full amount of such fee, commission, percentage, brokerage fee, gifts, or contingent fees.

     (34) SEVERABILITY: To the extent that a provision of this Agreement is contrary to the constitution or the laws of the State of Missouri or of the United States, that provision shall be void and unenforceable. However, the balance of the Agreement shall remain in full force and effect between MHTC and the FOC.

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date last written below.

     Executed by Digital Teleport, Inc. this 29 day of July, 1994.

     Executed by the Commission this 29 day of July, 1994.



       MISSOURI HIGHWAY AND                   DIGITAL TELEPORT, INC.
       TRANSPORTATION COMMISSION

       /s/ Gary Chullino                   /s/ Richard D. Weinstein
       -------------------------------     ---------------------------------
          Assistant Chief Engineer          Richard D. Weinstein, President



       Attest:                             Attest:


       /s/ Mari Ann Winters                By /s/ Richard D. Weinstein
       -------------------------------     ---------------------------------
         Secretary to the Commission             Title  Pres/Sec'y



       Approved as to Form:                Approved as to Form:

       /s/ Marci L. Horton                 /s/ Richard S. Brownlee III
       -------------------------------     ---------------------------------
           Commission Counsel              Richard Brownlee, Attorney at Law

     [GRAPHIC: Map of the State of Missouri, showing location and extent of St. Louis metropolitan area Freeway System infrastructure.]


     EXHIBIT A - Phase One: 100% St. Louis Metropolitan Area


     FOC will construct and maintain fiber and points of demarcation for the St. Louis Freeway System as set forth in MHTC RFP.

     [GRAPHIC: Map of the State of Missouri, showing location and extent of Kansas City metropolitan area Freeway System infrastructure]


     EXHIBIT A - Phase Two: 100% Kansas City Metropolitan Area

     FOC will construct and maintain fiber and points of demarcation for the Kansas City Freeway System on all interchanges similar to those for the St. Louis Freeway System.

     [GRAPHIC: Map of the State of Missouri showing the location and extent of the Federal Rural Freeway System in the northwestern, central and southeastern quadrants of the State.]


     EXHIBIT A - Phase Three: 100% Rural, Interstate, Including, Columbia to
                              Jefferson City to Lake of the Ozark, to I-44

     FOC will construct and maintain fiber and points of demarcation for the Rural Freeway System per Exhibit A Phase Three attached.

[GRAPHIC: Map of the State of Missouri, from the immediate previous page, indicating the names of the various towns located on the Federal Rural Freeway System.]



     EXHIBIT A PHASE THREE - ATTACHED

                             DIGITAL TELEPORT, INC.
                         TIMELINE/CONSTRUCTION SCHEDULE
                         COMMENSING ON OR BEFORE, 9/94





[Timeline graphic showing anticipated construction schedule for construction of fiber optic network serving St. Louis, Kansas City and the Rural Interstate regions.]










                                   EXHIBIT B

                                EXHIBIT C

[Technical Diagrams graphically displaying the technical interfaces between the different components (interchange, interchanges to OC-3 network, OC-12 backbone and traffic operation center) of the fiber optic network (3 pages).]